                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[  ] Preliminary Proxy Statement
[ X ] Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to Section240.14a-11(c) or Section240.14a-12

                              MERRILL CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                              MERRILL CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ X ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[  ] $500 per each party to the controversy pursuant to Exchange Act Rule
     14a-6(i)(3).
[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1)  Title of each class of securities to which transaction applies:
           ---------------------------------------------------------------------

        2)  Aggregate number of securities to which transaction applies:
           ---------------------------------------------------------------------

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: _/
           ---------------------------------------------------------------------

        4)  Proposed maximum aggregate value of transaction:
           ---------------------------------------------------------------------

_/   Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act  Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)  Amount Previously Paid:
           ---------------------------------------------------------------------

        2)  Form, Schedule or Registration Statement No.:
           ---------------------------------------------------------------------

        3)  Filing Party:
           ---------------------------------------------------------------------

        4)  Date Filed:
           ---------------------------------------------------------------------

NOTES:

                               MERRILL CORPORATION



One Merrill Circle
St. Paul, Minnesota 55108
April 29, 1994

Dear Shareholder:

You are cordially invited to attend the 1994 Annual Meeting of Shareholders of Merrill Corporation. The meeting will be held on Tuesday, May 24, 1994, at 10:00 a.m., local time, at the Bandana Banquet and Conference Centre, Bandana Square, 1021 Bandana Boulevard West, Suite 220, Energy Park, St. Paul, Minnesota. We suggest that you read carefully the enclosed Notice of Annual Meeting and Proxy Statement.

We hope you will be able to attend the Annual Meeting. Whether or not you plan to attend, we urge you to complete, sign, date and return the enclosed proxy card in the enclosed envelope in order to make certain that your shares will be represented at the Annual Meeting.


Very truly yours,


/s/ Kenneth F. Merrill       /s/ John W. Castro

Kenneth F. Merrill           John W. Castro
Chairman of the Board        President and Chief Executive Officer

                           MERRILL CORPORATION [LOGO]

                                   NOTICE OF
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 24, 1994

To the Shareholders of Merrill Corporation:

    The Annual Meeting of Shareholders of Merrill Corporation will be held on Tuesday, May 24, 1994, at 10:00 a.m. local time, at the Bandana Banquet and Conference Centre, Bandana Square, 1021 Bandana Boulevard, Suite 220, Energy Park, St. Paul, Minnesota, for the following purposes:

    1. To elect seven directors to serve for the ensuing year and until their successors are elected and qualified;

    2. To consider and act upon a proposal to ratify the selection of Coopers & Lybrand, certified public accountants, as independent auditors for the Company for the fiscal year ending January 31, 1995; and

    3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

    Only shareholders of record at the close of business on April 1, 1994 will be entitled to notice of and to vote at the meeting or at any adjournment thereof.

                                          By Order of the Board of Directors,

                                          /S/ STEVEN J. MACHOV
                                          STEVEN J. MACHOV
                                          SECRETARY

                           MERRILL CORPORATION [LOGO]

                               ONE MERRILL CIRCLE
                                  ENERGY PARK
                           ST. PAUL, MINNESOTA 55108

                            ------------------------

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF SHAREHOLDERS,
                                  MAY 24, 1994

                            ------------------------

                                  INTRODUCTION

    The Annual Meeting of Shareholders of Merrill Corporation (the "Company") will be held on May 24, 1994 at 10:00 a.m. local time, at the Bandana Banquet and Conference Centre, Bandana Square, 1021 Bandana Boulevard, Suite 220, Energy Park, St. Paul, Minnesota, or at any adjournment thereof, for the purposes set forth in the Notice of Meeting.

    A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors to MARK, SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of Common Stock, will be borne by the Company.
Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit proxies by telephone, telegraph or personal conversation. The Company may reimburse brokerage firms and others for expenses in forwarding proxy material to the beneficial owners of Common Stock.

    Any proxy given to this solicitation and received in time for the Annual Meeting will be voted in accordance with the instructions given in such proxy. Any shareholder giving a proxy may revoke it any time prior to its use at the Annual Meeting by giving written notice of such revocation to the Secretary of the Company, by filing a revoking instrument or a duly executed proxy bearing a later date with the Secretary of the Company or by attending the Annual Meeting and voting in person. Proxies that are signed by shareholders but that lack any such specification will be voted in favor of the proposals set forth in the Notice of Meeting and in favor of the election as directors of the nominees listed in this Proxy Statement.

    THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSALS SET FORTH IN THE NOTICE OF MEETING.

    The Company expects that this Proxy Statement, the Proxy and Notice of Meeting will first be mailed to shareholders on or about April 29, 1994.

                                VOTING OF SHARES

    The close of business on Friday, April 1, 1994 has been fixed by the Board of Directors of the Company as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On April 1, 1994, the Company had outstanding 7,516,542 shares of Common Stock, $.01 par value (the "Common Stock"), each such share entitling the holder thereof to one vote in person or by proxy on each matter to be voted on at the Annual Meeting, voting together as a single class. Holders of shares of Common Stock are not entitled to cumulative voting rights.

    The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting (3,758,272 shares as of April 1, 1994) is required for a quorum for the transaction of business. In general, shares of Common Stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the meeting for purposes of determining a quorum, without regard to whether the card reflects abstentions (or is left blank) or reflects a "broker non-vote" on a matter (i.e., a card returned by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received and the broker has no discretionary authority to vote).

    The election of a nominee for director and the approval of each of the other proposals described in this Proxy Statement require the approval of a majority of the shares present and entitled to vote in person or by proxy on that matter (and at least a majority of the minimum number of votes necessary for a quorum to transact business at the meeting). Shares represented by a proxy card voted as abstaining on any of the proposals will be treated as shares present and entitled to vote that were not cast in favor of a particular matter, and thus will be counted as votes against that matter. Shares represented by a proxy card including any broker non-vote on a matter will be treated as shares not entitled to vote on that matter, and thus will not be counted either for or against that matter.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of April 21, 1994, certain information with respect to all shareholders known to the Company to have been beneficial owners of more than five percent of its Common Stock, and information with respect to the Company's Common Stock beneficially owned by directors of the Company, the executive officers of the Company included in the Summary Compensation Table set forth under the caption "Executive Compensation" below and all directors and executive officers of the Company as a group.

            NAME AND ADDRESS            NUMBER OF        PERCENT
          OF BENEFICIAL OWNER         SHARES (1)(2)    OF CLASS (2)
     ------------------------------   -------------    ------------
     John W. Castro                    1,169,080(3)        15.5%
      One Merrill Circle
      St. Paul, MN 55108
     Kenneth F. Merrill                  502,000(4)         6.7%
      10 Coventry Drive
      Haines City, FL 33844
     Robert F. Nienhouse                 408,669(5)         5.4%
      205 East 4th St.
      Hinsdale, IL 60521
     Rick R. Atterbury                   219,603(6)         2.9%
     Richard G. Lareau                   176,700(7)         2.3%
     Paul G. Miller                       42,006          *
     Ronald N. Hoge                        9,000(8)       *
     Steven J. Machov                     26,316(9)       *
     John B. McCain                       11,000(10)      *
     James G. Sippl                       36,500(11)      *
     All directors and executive
      officers as a group
      (13 persons)                     2,606,854(12)       34.0%

- ------------------------
 *    less than 1%
 (1) Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares shown opposite the name of such person or group.
 (2) Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group.
 (3) Includes 24,000 shares not outstanding but deemed beneficially owned by virtue of the right of Mr. Castro to acquire them within 60 days pursuant to exercisable stock options. Also includes 5,912 shares owned beneficially by Mr. Castro's wife and 1,500 shares owned by Mr. Castro's children, all to which he may be deemed to share voting and investment power, but as to which he disclaims beneficial ownership.
 (4) Includes 459,451 shares held in a revocable trust for the benefit of Mr. Merrill.

 (5)  Includes 3,156 shares owned  beneficially by Mr.  Nienhouse's wife, as  to which  he may be  deemed to share  voting and investment  power, but as to which he disclaims any beneficial interest.
 (6)  Includes 62,000 shares Mr.  Atterbury has the right  to acquire within  60 days upon the exercise of options.
 (7)  Includes  96,400 shares  held in trust  for the benefit  of certain family members of Mr. Merrill.  Mr. Lareau is the  trustee for all these  trusts, but disclaims beneficial ownership of all such shares. Also includes 5,000 shares  owned beneficially  by Mr.  Lareau's wife, as  to which  he may be deemed to share  voting and investment  power, but as  to which shares  he disclaims beneficial ownership.
 (8)  Includes  4,000 shares Mr.  Hoge has the  right to acquire  within 60 days upon the exercise of options.
 (9)  Includes 17,416 shares  owned beneficially  by Mr. Machov's  wife and  900 shares  Mr. Machov's  wife has  the right to  acquire within  60 days upon exercise of options, all as to which he may be deemed to share voting  and investment  power, but as to which he disclaims beneficial ownership. Also includes 4,000 shares Mr. Machov has  the right to acquire within 60  days upon exercise of options.
(10)  Includes  6,000 shares Mr. McCain has the  right to acquire within 60 days upon the exercise of options.
(11)  Includes 36,000 shares Mr. Sippl has  the right to acquire within 60  days upon the exercise of options.
(12)  Includes:  (i) 459,451 shares held in a revocable trust for the benefit of
      Mr. Merrill; (ii) 96,400 shares held  in trust for the benefit of  certain family  members  of Kenneth  F.  Merrill for  which  Richard G.  Lareau, a director of  the  Company,  is  the trustee  for  all  these  trusts,  but disclaims  beneficial ownership  of all  such shares;  (iii) 32,984 shares owned beneficially by the spouses or  children of members of the group  as to which they may be deemed to share voting and investment power; and (iv)
      141,800  shares not outstanding but deemed beneficially owned by virtue of the right of members of the group or their spouses to acquire them  within
      60  days pursuant  to exercisable  stock options.  All persons  subject to
      Section 16  of the  Securities Exchange  Act of  1934, as  amended,  filed required  reports in a timely manner disclosing transactions involving the
      Company's stock.

                             ELECTION OF DIRECTORS

NOMINATION

    The Bylaws of the Company provide that the Board shall consist of at least three members, or such other number as may be determined from time to time by the Board of Directors. The Board of Directors has determined that there will be seven directors of the Company for the ensuing year.

    In the absence of other instructions, the proxies will be voted for each of the following individuals, each of whom the Company's Board of Directors proposes for election as a director of the Company. If elected, such individuals will serve until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified. All of the nominees are members of the present Board of Directors, and all were elected at last year's Annual Meeting of Shareholders.

    The election of each nominee requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting. The Board recommends a vote FOR the election of each of the nominees listed below. If prior to the Annual Meeting the Board should learn that any nominee will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies that would have otherwise been voted for such nominee will be voted for a substitute nominee as selected by the Board. Alternatively, the proxies may, at the Board's discretion, be voted for such fewer number of nominees as results from such death, incapacity or other unexpected occurrence. The Board has no reason to believe that any of the nominees will be unable to serve.

INFORMATION ABOUT NOMINEES

    The following information has been furnished to the Company by the respective nominees for director.

                                                                                            DIRECTOR
 NAMES OF NOMINEES                        PRINCIPAL OCCUPATION                        AGE    SINCE
- -------------------   -------------------------------------------------------------   ---   --------
Kenneth F. Merrill    Chairman of the Board of Merrill Corporation                    75     1968
John W. Castro        President and Chief Executive Officer of Merrill Corporation    45     1981
Richard G. Lareau     Partner, Oppenheimer Wolff & Donnelly (law firm)                65     1981(1)
Paul G. Miller        Chairman and Treasurer, LSC, Incorporated (hardware and         71     1985
                       proprietary software development and consulting firm)
Robert F. Nienhouse   Private Investor                                                46     1986
Rick R. Atterbury     Vice President -- Operations of Merrill Corporation             40     1989
Ronald N. Hoge        Group President, Aerospace Equipment and Controls,              48     1991
                       AlliedSignal, Inc. (advanced systems and equipment
                       manufacturer)

- ------------------------
(1) Mr. Lareau was also the incorporator of the Company and served as its first director before his resignation in October 1968.

OTHER INFORMATION ABOUT NOMINEES

    Except as indicated below, there has been no change in principal occupations or employment during the past five years for the nominees for election as directors.

    Mr. Lareau has been a member of the law firm of Oppenheimer Wolff & Donnelly for over 34 years. Oppenheimer Wolff & Donnelly have provided and are expected to continue to provide legal services to the Company. Mr. Lareau also serves as a Director of Ceridian Corporation, Northern Technologies International Corporation and Nash Finch Company, and as a Trustee of Mesabi Trust.

    Mr. Miller is also Chairman of Supercomputer Systems, Inc. and a Director of Baltimore Gas & Electric Company.

    Mr. Nienhouse was a part-time consultant to the Company from May 1989 to January 1993. From July 1989 to January 1993, Mr. Nienhouse managed the Company's California operations.

    Mr. Hoge was President and Chief Executive Officer of Onan Corporation from May 1986 until January 1993.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

    Standing committees of the Board of Directors include the Audit Committee, the Compensation Committee and the Nominating Committee.

    The Audit Committee provides assistance to the Board in satisfying its responsibilities relating to the accounting, auditing, operating and reporting practices of the Company. The Audit Committee recommends to the Board the retention of independent accountants, reviews the performance of such accountants and considers recommendations concerning improvements in internal accounting control. The members of the Audit Committee are Messrs. Lareau, Miller and Hoge. The Audit Committee met on three occasions and held one telephone conference during fiscal 1994.

    The Compensation Committee reviews general programs of compensation and benefits for all employees of the Company and sets the compensation to be paid to the Company's officers. The Compensation Committee also serves as the disinterested committee administering the Company's Retirement Plan, Incentive Stock Option Plan, 1987 Omnibus Stock Plan and 1993 Stock Incentive Plan. The members of the Compensation Committee are Messrs. Merrill, Lareau and Miller.
The Compensation Committee met or took action by written consent on four occasions during fiscal 1994.

    In March 1994, the Company's Board of Directors formed a Nominating Committee to review and make recommendations to the Board with respect to candidates for directors of the Company, compensation of Board members, retirement age for directors and assignment of directors to committees of the Board. The Nominating Committee will also review and approve or deny requests by corporate officers to serve on the boards of outside companies. The members of the Nominating Committee are Messrs. Nienhouse, Hoge and Miller. The Nominating Committee will consider for nomination nominees submitted by other directors and shareholders. Shareholders who wish to recommend persons for election as directors at the 1995 Annual Meeting of Shareholders may do so by submitting to the Secretary of the Company in writing on or before January 15, 1995: (i) the name and address of the person or persons to be nominated; (ii) the name and address of the shareholder who intends to make the nomination and a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission as then in effect; and (v) the signed consent of each nominee to serve as a director of the Corporation if so elected.

    The Company's Board of Directors held five meetings and took action by written consent on four occasions during fiscal 1994. All of the directors attended at least 75% of all of the meetings of the Board of Directors and all committees on which they served during fiscal 1994.

DIRECTORS' COMPENSATION

    Directors who are employees of the Company receive no separate compensation for their services as directors. During the fiscal year ended January 31, 1994, directors who were not employees of the Company received a retainer of $5,000 per year ($10,000 for the Chairman of the Board), a fee of $1,000 per day for attendance at meetings of the Board of Directors or any committee of the Board of Directors and a fee of $1,000 per day for consulting and similar services rendered over and above the usual services performed incident to serving as a director. The Company also reimburses its directors for out-of-pocket expenses in connection with attending Board and committee meetings or providing consulting services. For the fiscal year ending January 31, 1995, non-employee directors will receive a retainer of $10,000 per year ($15,000 for the Chairman of the Board), and fees for attendance at Board and committee meetings will be $1,000 per meeting, provided that attendance fees will not be paid for participation in meetings the chair of such committee determines are brief meetings.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors administers the Company's executive compensation program. The Compensation Committee consists of three non-employee directors and meets two to four times a year. A more complete description of the functions of the Compensation Committee is set forth above under the caption "Information About the Board and its Committees."

    COMPENSATION PHILOSOPHY AND OBJECTIVES. The Company's executive compensation philosophy is to pay for performance. The executive compensation program is intended to provide an overall level of compensation opportunity that the Committee believes, based on its own judgment and experience, and on periodic studies by executive compensation consultants, is competitive with other companies within its industry group. The objectives of the Company's executive compensation program are:

    - To establish annual base salaries and incentives that will attract and retain key executives.

    - To reward executives for achievement of annual performance and financial goals.

    - To encourage executive stock ownership and appreciation of long-term shareholder returns.

Actual compensation levels are based on annual and long-term Company and individual performance and may be greater or less than compensation levels at other companies.

    EXECUTIVE   COMPENSATION  PROGRAM  COMPONENTS.     The  Company's  executive
compensation program consists of base salary, annual cash bonus incentives and long-term ownership incentives in the form of stock options.

    BASE SALARY. Base pay levels of executives are determined generally by considering the potential impact of the individual on the Company and its performance, the skills and experiences required by the position, the performance of divisions or departments under the executive's control, the achievement of defined business objectives and personal and corporate development goals, and finally, the overall performance of the Company. Base salaries for executives are maintained at levels that the Compensation Committee believes, based upon its own judgment and experience, are lower than the median for other companies of comparable size and complexity (which are not necessarily the companies included in the performance graph included below in this proxy statement), and the annual cash bonus incentives are designed to offer greater potential compensation than the median in other companies.

    John W. Castro, the Company's Chief Executive Officer, and Rick R. Atterbury, the Company's Vice President -- Operations, have employment agreements with the Company entered into in 1989 and 1987, respectively. These agreements provide for automatic renewal from year to year. The base salaries under these agreements have not been increased for the last four fiscal years during which time the Company's performance has been excellent as shown below in the Comparative Stock Performance Graph. During this same period, the base salaries of other executives have been increased due in part to the Company's commendable performance. Messrs. Castro's and Atterbury's employment agreements were recently amended to increase their base salaries. See "Employment Agreements" below.

    ANNUAL CASH BONUS INCENTIVES. Annual cash incentive bonuses for Mr. Castro and Mr. Atterbury are prescribed by a fixed formula in their employment agreements. For all the other executives, the

Company's Chief Executive Officer makes a recommendation to the Committee as to the amount of each cash incentive bonus, based on his subjective evaluation, including his perception of the individual's performance. The Committee makes a final bonus award, taking into account the recommendation of the Chief Executive Officer as well as using its own judgment and experience. The Committee places greater emphasis on annual Company performance for determining cash incentive bonuses than for determining individual base salaries. Because of the Company's excellent performance during fiscal year 1994, most executives received larger cash bonuses than in the prior fiscal year.

    Pursuant to their employment agreements, Mr. Castro and Mr. Atterbury receive cash bonuses equal to a percentage of the Company's pre-tax income for each fiscal year. Thus, their overall compensation is directly related to the Company's profit performance for each fiscal year. For fiscal 1994, Mr. Castro and Mr. Atterbury received cash bonuses equal to 2.5% and 1.5% respectively of the Company's pre-tax income. In the recent amendments to Messrs. Castro's and Atterbury's employment agreements, the formulas for calculating cash incentive bonuses were also changed. See "Employment Agreements" below.

    LONG-TERM OWNERSHIP INCENTIVE. Long-term incentives are provided in the form of stock options that are granted from time to time at or above market value at date of grant and generally become exercisable proportionately over a period of five to seven years. Grants of stock options are made by the Compensation Committee in its discretion based upon the recommendation of the Company's Chief Executive Officer and Vice President -- Human Resources, as well as the Committee's judgment as to the executive's contribution toward Company performance and expected contribution toward meeting the Company's long-term strategic goals and increases in shareholder returns. The value received by the executives from option grants depends completely on increases in the market price of the Company's Common Stock over the option exercise price. Thus, this component of compensation is aligned directly with increases in shareholder value.

    During fiscal year 1994, the Committee granted options to Mr. Atterbury for the purchase of 30,000 shares of the Company's Common Stock.

                                          Kenneth F. Merrill, Chair
                                          Paul G. Miller
                                          Richard G. Lareau
                                          MEMBERS OF THE COMPENSATION COMMITTEE

SUMMARY COMPENSATION TABLE

    The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 in fiscal 1994.

                                                                        LONG TERM
                                                                       COMPENSATION
                                                                       ------------
                                                 ANNUAL COMPENSATION      SHARES
                                                 -------------------    UNDERLYING        ALL OTHER
      NAME AND PRINCIPAL POSITION         YEAR    SALARY    BONUS(1)     OPTIONS      COMPENSATION (2)
- ---------------------------------------   ----   --------   --------   ------------   -----------------
John W. Castro                            1994   $150,000   $573,288           -0-    $        16,998
 President and Chief Executive            1993   $150,000   $369,026        60,000
 Officer                                  1992   $150,000   $280,429           -0-
Rick R. Atterbury                         1994   $100,000   $343,973        30,000    $        16,860
 Vice President -- Operations             1993   $100,000   $221,415        30,000
                                          1992   $100,000   $168,257           -0-
John B. McCain                            1994   $101,600   $ 87,800           -0-    $        12,697
 Vice President -- Finance, Chief         1993   $ 95,000   $ 62,800        10,000
 Financial Officer and Treasurer          1992   $ 92,917   $ 49,883           -0-
James G. Sippl                            1994   $144,000   $ 36,000           -0-    $        10,658
 Vice President                           1993   $144,000        -0-        10,000
                                          1992   $144,000   $ 26,000           -0-
Steven J. Machov                          1994   $100,000   $ 50,000           -0-    $         8,740
 Vice President, General                  1993   $ 99,792   $ 21,000           -0-
 Counsel and Secretary                    1992   $ 87,917   $ 22,083           -0-

- ------------------------
(1) Cash bonuses for services rendered have been included as compensation for the year earned, even though all or part of such bonuses were actually calculated and paid in the following year.
(2) "All Other Compensation" includes: (1) amounts to be contributed by the Company to its defined contribution retirement plan for the following individuals: Mr. Castro $16,508, Mr. Atterbury $16,508, Mr. McCain $11,550, Mr. Sippl $10,080, and Mr. Machov $8,470; and (ii) premium payments under life insurance policies on the lives of the executives at the following incremental costs to the Company: Mr. Castro $490, Mr. Atterbury $352, Mr. McCain $1,147, and Mr. Sippl $578. "All Other Compensation" includes only amounts earned for the year ended January 31, 1994.

OPTIONS

    The following tables summarize option grants and exercises during fiscal 1994 to or by the executive officers named in the Summary Compensation Table above, and the potential realizable value of the options held by such persons at the end of fiscal 1994.

                          OPTION GRANTS IN FISCAL 1994

                                                  INDIVIDUAL GRANTS
                          -----------------------------------------------------------------  POTENTIAL REALIZED VALUE
                            NUMBER OF                                                                   AT
                             SHARES                                                          ASSUMED ANNUAL RATES OF
                           UNDERLYING        % OF TOTAL                                      STOCK PRICE APPRECIATION
                             OPTIONS       OPTIONS GRANTED      EXERCISE OR                    FOR OPTION TERM (3)
                             GRANTED       TO EMPLOYEES IN       BASE PRICE     EXPIRATION   ------------------------
          NAME               (1)(2)          FISCAL 1993           ($/SH)          DATE          5%           10%
- ------------------------  -------------  -------------------  ----------------  -----------  -----------  -----------
Rick R. Atterbury              30,000              7.5%          $    29.50        1/24/01   $   360,300  $   559,800

- ------------------------
(1) These options were granted under the Company's 1993 Stock Incentive Plan (the "1993 Plan"). Options become exercisable under the plan so long as the executive remains in the employ of the Company or one of its subsidiaries. To the extent not already exercisable, options under the 1993 Plan become immediately exercisable in full upon certain changes in control of the Company and will remain exercisable during the remaining term thereof, whether or not the executive to whom the options have been granted remains an employee of the Company or a subsidiary. See "Change in Control Arrangements" below for the definition of "Change in Control" under this plan.
(2) These options were granted with an exercise price equal to the market price on January 24, 1994, the date of grant. The options are exercisable in installments. The options become exercisable as to 15% one year after the date of grant and as to an additional 15% each year thereafter, with the final installment of 10% exercisable on or after July 24, 2000.
(3) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Company's Common Stock and the executive's continued employment with the Company. The amounts are not intended to forecast possible future appreciation, if any, in the price of the Company's Common Stock.

              AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1994 AND
                    VALUE OF OPTIONS AT FISCAL YEAR END 1994

                                                                NUMBER OF              VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS AT       IN-THE MONEY OPTIONS
                                                            END OF FISCAL 1994      AT END OF FISCAL 1994 (3)
                        SHARES ACQUIRED       VALUE     --------------------------  --------------------------
        NAME            ON EXERCISE (1)    REALIZED (2) EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- ---------------------  ------------------  -----------  -----------  -------------  -----------  -------------
John W. Castro                                              12,000        48,000    $   231,900  $     927,600
Rick R. Atterbury              20,000       $ 501,562       36,000        94,000    $   947,250  $   1,100,000
John B. McCain                  6,000       $ 109,500                     16,000                 $     383,000
James G. Sippl                 28,000       $ 495,700       34,000         8,000    $   920,750  $     163,000
Steven J. Machov                4,000       $  86,500                      8,000                 $     220,000

- ------------------------
(1) Under both the 1987 Omnibus Stock Plan and 1993 Plan, the exercise price may be paid in cash or, in the Compensation Committee's discretion, by delivery of a promissory note or previously acquired shares of the Company's common stock valued at fair market value on the date of exercise or pursuant to a cashless exercise procedure under which the executive provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.
(2) Value calculated as the market value on the date of exercise less the option exercise price.
(3) Value calculated as the market value on January 31, 1994 ($30.875) less the option exercise price. Options are in-the-money if the market price of the shares exceeds the option exercise price.

                         COMPARATIVE STOCK PERFORMANCE

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
        AMONG MERRILL CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE DOW JONES IND & COMM SERVICES -- GENERAL SERVICES INDEX

                                                 CUMULATIVE TOTAL RETURN
                                         ---------------------------------------
                                         1/89   1/90   1/91   1/92   1/93   1/94
                                         ----   ----   ----   ----   ----   ----
MERRILL CORPORATION               MRLL    100     88    110    325    412    741
NASDAQ STOCK MARKET - US          INAS    100    105    108    166    187    214
D J IND & COMM SRVC - GENL        IICS    100     95    104    118    132    144

* $100 invested on 1/31/88 in stock or index -- including reinvestment of dividends. Fiscal year ending January 31.
Source: S T A R Services, Inc.

EMPLOYMENT AGREEMENTS
    Effective February 1, 1989, Mr. Castro entered into a one-year employment agreement with the Company under which he serves as its President and Chief Executive Officer, and effective February 1, 1987, Mr. Atterbury entered into a three-year employment agreement with the Company under which he serves as its Vice President -- Operations. Mr. Atterbury's employment agreement was first amended effective February 1, 1990. Each employment agreement provides for an automatic renewal from year to year for consecutive one year terms unless either the employee or the Company gives the other party 60 days advance written notice of termination. For services performed under their respective agreements, Mr. Castro received an annual base salary of $150,000 and a bonus equal to 2.5% of all of the Company's pre-tax income, and Mr. Atterbury received an annual base salary of $100,000 and a bonus equal to 1.5% of all of the Company's pre-tax income. Mr. Castro and Mr. Atterbury also receive an annual transportation allowance of $12,000 and $7,200, respectively. For a discussion of the "change in control" provisions in these agreements, see "Change in Control Arrangements" below.

    Effective February 1, 1994 these employment agreements have been amended to increase the base salary of each executive to $300,000 per year for Mr. Castro and $225,000 per year for Mr. Atterbury. For fiscal 1995 and thereafter, the amended agreements provide that the cash bonuses for Mr. Castro and Mr. Atterbury will be based on the Company's net income per share. For each one cent of net income per share up to the prior fiscal year's net income per share, Mr. Castro and Mr. Atterbury will receive cash bonuses of $2,000 and $1,200, respectively, and for each additional one cent of net income per share they will receive additional cash bonuses of $5,000 and $3,000, respectively. Upon termination of employment under their amended agreements, each has agreed not to compete with the Company for 18 months if the Company elects to continue paying his base salary during the restrictive period.

CHANGE IN CONTROL ARRANGEMENTS

    Pursuant to two stock-based benefit plans of the Company and employment agreements with two executive officers of the Company named in the Summary Compensation Table above, benefits would be paid or existing non-vested awards would be accelerated in connection with a change in control of the Company.

    Under the Company's 1993 Stock Incentive Plan (the "1993 Plan"), in the event a "change in control" of the Company occurs, if approved by the committee administering the plan, (a) all outstanding options will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the participant remains in the employ or service of the Company or any subsidiary, (b) all outstanding restricted stock awards will become immediately fully vested and nonforfeitable, and (c) all outstanding performance units will vest and/or continue to vest in the manner determined by the committee. In addition, the committee, without the consent of any affected participant, may determine that some or all participants holding outstanding options will receive cash in an amount equal to the excess of the fair market value immediately before the effective date of such change in control over the exercise price per share of the options.

    For purposes of the 1993 Plan, a "change in control" means (i) the sale or other transfer of substantially all of the Company's assets, (ii) a merger or consolidation involving the Company if less than 80% of the voting stock of the surviving company is held by persons who were shareholders of the Company immediately before the merger or consolidation, (iii) ownership by any person or group of 20% or more of the Company's voting stock, (iv) a change in the composition of the Board such that individuals who constitute the Board on the effective date of the 1993 Plan cease for any reason to constitute at least a majority of the Board (with exceptions for individuals who are nominated or otherwise approved by the current Board), or (v) any change of control that is required to be reported under Section 13 or 15(d) of the Securities Exchange Act of 1934.

    Under the Company's 1987 Omnibus Stock Plan (the "1987 Plan"), upon the occurrence of a "change in control" of the Company, all outstanding options will become immediately exercisable in full and will remain exercisable during the remaining term thereof, whether or not the participants to whom the options were granted remain employees of the Company or a subsidiary, and all restrictions with respect to outstanding restricted stock awards will immediately lapse. The acceleration of the exercisability of options or the vesting of restricted stock awards under this plan may be limited, however, if the acceleration is subject to an excise tax imposed upon "excess parachute payments." Under this plan, a "change in control" means, absent the approval of the continuity directors of the Company (directors as of the effective date of the 1987 Plan and additional directors nominated by other "continuity directors"), (a) the sale or other transfer of substantially all of the Company's assets, (b) the approval by the Company's shareholders of a plan of liquidation, (c) a change in control that would be required to be reported in a Current Report on Form 8-K, (d) ownership by any person or group of 20% or more of the Company's outstanding voting stock, or (e) the continuity directors ceasing to constitute a majority of the Board of Directors.

    Under their respective employment agreements with the Company, Messrs. Castro and Atterbury are entitled to receive certain benefits if, following a "change in control" of the Company, either terminates their employment relationship for specified reasons (including by reason of a change in duties, relocation of the Company, certain changes in benefits, failure by any successor of the Company to assume the agreement, purported termination by the Company not expressly authorized by the agreement or any breach of the agreement by the Company). In such a case, the Company will make a lump sum cash payment to the executive in an amount equal to 2.99 times the average annual compensation received by the executive from the Company and includable in the executive's gross income during the five most recent taxable years ending before the change in control (less any amounts received under other plans considered to be "parachute payments" under Section 280G of the Internal Revenue Code) and any legal fees incurred in enforcing the agreement.

    A "change in control" for purposes of these employment agreements means, unless approved by two-thirds of the continuity directors of the Company (directors as of the date of the employment agreement and additional directors nominated by other "continuity directors"), (a) a merger or consolidation involving the Company if less than 50% of the voting stock of the surviving company is held by persons who were shareholders of the Company immediately before the merger, (b) a change in control that would be required to be reported in response to Schedule 14A under the Securities Exchange Act of 1934, (c) ownership by any person or group of more than 20% of the Company's voting stock, or (d) any person or group becoming, through or pursuant to a "tender offer" as defined in the Securities Exchange Act of 1934, the owner of more than 10% of the Company's voting stock.

    If a "change in control" of the Company had occurred as of February 1, 1994, Mr. Castro would have been entitled to receive a lump sum payment of approximately $1,206,000 under his employment agreement and Mr. Atterbury would have been entitled to receive a lump sum payment of approximately $769,700 under his employment agreement.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee of the Company's Board of Directors are Messrs. Merrill, Lareau and Miller, all of whom are non-employee directors. Mr. Merrill is an officer of the Company and the Company's Chairman of the Board. Mr. Lareau was formerly a non-employee officer of the Company as Assistant Secretary from 1981 to 1985 and Secretary from 1985 to 1989.

                       SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors has approved the selection of Coopers & Lybrand as independent auditors to make an examination of the accounts of the Company for the fiscal year ending January 31, 1995, and to perform other appropriate accounting services. Coopers & Lybrand has acted as independent auditors of the Company since 1984.

    Although it is not required to do so, the Board of Directors wishes to submit the selection of Coopers & Lybrand to the shareholders for ratification. The Board recommends a vote FOR ratification of Coopers & Lybrand as independent auditors for the fiscal year ending January 31, 1995. Unless a contrary choice is specified, proxies solicited by the Board will be voted for the ratification of Coopers & Lybrand. If the selection of Coopers & Lybrand is not ratified, the Board of Directors will reconsider its selection.

    The Company has requested and expects a representative of Coopers & Lybrand to be present at the Annual Meeting, to make a statement if he or she so desires and to respond to appropriate questions.

                     PROPOSALS FOR THE NEXT ANNUAL MEETING

    Shareholder proposals intended to be presented in the proxy material relating to the next Annual Meeting of Shareholders must be received by the Company on or before December 30, 1994.

                                 OTHER BUSINESS

    The Company knows of no business that will be presented for consideration at the Annual Meeting other than that described in this Proxy Statement. As to other business, if any, that may properly come before the Annual Meeting, it is intended that proxies solicited by the Board will be voted in accordance with the judgment of the person or persons voting the proxies.

                                 ANNUAL REPORT

    A copy of the Company's Annual Report to Shareholders for the fiscal year ended January 31, 1994 accompanies this Notice of Annual Meeting and Proxy Statement. The Annual Report describes the financial condition of the Company as of January 31, 1994.

    THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K (EXCLUSIVE OF EXHIBITS) FOR THE FISCAL YEAR ENDED JANUARY 31, 1994 TO EACH PERSON WHO IS A SHAREHOLDER OF THE COMPANY AS OF APRIL 1, 1994, UPON RECEIPT FROM ANY SUCH PERSON OF A WRITTEN REQUEST FOR SUCH AN ANNUAL REPORT ON FORM 10-K. SUCH REQUESTS SHOULD BE SENT TO: MERRILL CORPORATION, ONE MERRILL CIRCLE, ST. PAUL, MINNESOTA 55108, ATTENTION: SECRETARY.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ STEVEN J. MACHOV
                                          STEVEN J. MACHOV
                                          SECRETARY
April 29, 1994
St. Paul, Minnesota

                                   THIS  PROXY  IS  SOLICITED ON  BEHALF  OF THE
                                   BOARD OF DIRECTORS
                                   The  undersigned  hereby  appoints  John   W.
                                   Castro  and  Richard G.  Lareau, and  each of
                                   them, as  Proxies,  each with  the  power  to
                                   appoint his substitute, and hereby authorizes
                                   each  of them  to represent  and to  vote, as
                                   designated below,  all the  shares of  common
MERRILL CORPORATION                stock  of Merrill Corporation  held of record
One Merrill Circle       Proxy     by the undersigned on  April 1, 1994, at  the
Saint Paul, MN                     Annual  Meeting of Shareholders to be held on
55108                              May 24, 1994 or any adjournment thereof.
- ------------------------------
1.   ELECTION OF            / / FOR all nominees        / / AGAINST all nominees
     DIRECTORS              listed below                    listed below
                              (except as marked to
                                the contrary below)
(INSTRUCTION: TO VOTE AGAINST ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE
                                NOMINEE'S NAME.)

                            RICK R. ATTERBURY           KENNETH F. MERRILL
                            JOHN W. CASTRO              PAUL G. MILLER
                            RONALD N. HOGE              ROBERT F. NIENHOUSE
                            RICHARD G. LAREAU
2. PROPOSAL TO RATIFY THE APPOINTMENT OF COOPERS & LYBRAND AS THE INDEPENDENT AUDITORS OF THE COMPANY.

                  / / FOR         / / AGAINST        / / ABSTAIN

                          PLEASE SIGN ON REVERSE SIDE

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN ITEM 1 AND TO VOTE FOR THE PROPOSAL LISTED IN
ITEM 2 ON THE REVERSE.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
- --------------------------------------------------------------------------------
                                                    Dated: ______________, 1994.
                                                    ____________________________
                                                    Signature
                                                    ____________________________
                                                    Signature if held jointly

                                                  PLEASE  MARK,  SIGN,  DATE AND
                                                  RETURN THE PROXY CARD PROMPTLY
                                                  USING THE  ENCLOSED  ENVELOPE,
                                                  WHICH  REQUIRES NO  POSTAGE IF
                                                  MAILED IN THE UNITED STATES.